Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Jon C. Biro
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Consolidated Graphics announces amended and extended five year $285 million credit facility

HOUSTON, TEXAS — June 8, 2012 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that it has amended its primary credit facility to, among other things, extend its maturity date until June 8, 2017, lower the interest rate on borrowings and add an accordion feature that, under certain conditions, can increase borrowings under the facility by $100 million to $385 million.  Proceeds from borrowings can be used to repay indebtedness, finance acquisitions, provide for working capital and general corporate purposes and, subject to certain restrictions, fund the repurchase of common stock.  As of June 7, 2012 borrowings under the credit facility were $111.2 million with interest accruing at a weighted average rate of 2.1%.

Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented “We appreciate the continued support of our bank group in providing a five year commitment.”

Consolidated Graphics, Inc. (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing businesses strategically located across 27 states, Toronto, Prague, and Gero, Japan, CGX offers an unmatched geographic footprint, unsurpassed capabilities, and unparalleled levels of convenience, efficiency and service. With locations in or near virtually every major U.S. market, CGX provides the service and responsiveness of a local printer enhanced by the economic, geographic and technological advantages of a large national organization.

Consolidated Graphics’ vast and technologically advanced sheetfed and web printing capabilities are complemented by the world’s largest integrated digital footprint. By coupling North America’s most comprehensive printing capabilities with strategically located fulfillment centers and industry-leading technology, CGX delivers end-to-end print production and management solutions that are based on the needs of our customers to improve their results. For more information, visit www.cgx.com.